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                             ADMINISTRATION CONTRACT
                   THRIVENT FINANCIAL SECURITIES LENDING TRUST

     This Agreement is made as of this 25th day of August, 2004, between Thrivent Financial for Lutherans, a fraternal benefit society organized under the laws of the State of Wisconsin ("Thrivent"), as provider of administrative management and services, and the Thrivent Financial Securities Lending Trust, a Massachusetts Business Trust (the "Trust").

     WHEREAS, the Trust engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trust is authorized to issue shares; and

     WHEREAS, the Trust offers shares in one Portfolio ("Portfolio") (additional Portfolios may be subsequently added to the Agreement according to the terms described herein); and

     WHEREAS, Thrivent is the investment adviser of the Trust, and has the experience and competence to provide administrative management to the Trust; and

     WHEREAS, the Trust desires to retain Thrivent to furnish administrative management and services to the Trust and Thrivent is willing to furnish such administrative management and services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment and Acceptance. The Trust appoints Thrivent as administrative manager of the Trust, and Thrivent accepts such appointment and agrees to render the services hereby set forth for the compensation herein provided.

     In the event that the Trust establishes one or more series of shares other than the initial Portfolio with respect to which it desires to retain Thrivent to render administrative services hereunder, it shall notify Thrivent in writing (the "Notice"). If Thrivent is willing to render such services on the terms provided for herein, it shall execute and deliver the Notice to the Trust whereupon such series of shares shall become a Portfolio hereunder and said Notice shall be attached to this Agreement and when attached shall be a part hereof.

     2. Duties of Administrative Manager. Thrivent will provide or procure administrative services from one or more of its affiliates or other vendors as appropriate for the Trust and the Portfolio and, in so doing, will act in conformity with the Declaration of Trust and Bylaws of the Trust, the current registration statement of the Trust, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

     3. Administrative Services. The term "Administrative Services" means all services necessary to conduct the business operations of the Trust and the Portfolio, except those certain services that are provided to the Trust and each of the Portfolios pursuant to the following contracts:

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                    Investment Advisory Contract
                    Custodian Contract
                    Transfer Agent Contract

Administrative Services include, but are not necessarily limited to, the following:

     (a) Preparation and filing of all material required by the Securities and Exchange Commission and state regulatory authorities such as registration statements, proxy materials, audited and unaudited financial statements, Form N-SAR filings, and other similar documents;

     (b) Portfolio Accounting Services. Thrivent shall provide the following portfolio accounting and reporting services for the Trust covered by this Agreement:

          (1) Maintain daily portfolio records for each series on a trade date basis using security trade information communicated from the Investment Adviser for the series;

          (2) On each business day record the prices of the portfolio positions as obtained from a source approved by the Board;

          (3) Record interest and dividend accrual balances each business day on the portfolio securities and calculate and record each series' gross earnings on investments for that day;

          (4) Determine gains and losses on portfolio security sales on a daily basis and identify such gains and loses as short-short, short or long-term. Account for periodic distributions of gain to shareholders and maintain undistributed gain or loss balances as of each business day; and

          (5) Provide portfolio-based reports on the foregoing on a periodic basis as mutually agreed upon between the Board and Thrivent.

     (c) Expense Accrual. Thrivent shall provide to the Trust accounting and reporting services relating to the accrual of expenses as described below covered by this Agreement:

          (1) On each business day, calculate the amounts of expense accrual according to the methodology, rate or dollar amount specified by the Board;

          (2) Account for expenditures and maintain expense accrual balances at a level of accounting detail specified by the Board;

          (3) Conduct periodic expense accrual reviews as requested by the Board comparing actual expenses to accrual amounts; and

          (4) Issue periodic reports detailing expense accruals and payments at the times requested by the Board.

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     (d)  Valuation and Financial Reporting Services. Thrivent shall provide accounting and reporting services relating to the net asset value of the Trust's portfolio covered by this Agreement as described below:

          (1) Account for purchases, sales, exchanges, transfers, dividend reinvestments and other activity relating to the shares as reported by the Trust's Transfer Agent on a daily basis;

          (2) Provide the Investment Adviser and where applicable, the Subadviser a daily report of cash reserves available for short term investing;

          (3) Record daily the net investment income (earnings). Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each business day;

          (4) Maintain a general ledger in the form specified by the Board and produce a set of financial statements as requested from time to time by the Board;

          (5) On each business day of the Trust determine the net asset value in accordance with the accounting policies and procedures described in the current Prospectus of the Trust;

          (6) On each business day of the Trust, calculate the per share net asset value, per share net earnings and other per share amounts reflective of the operations on the basis of the number of shares outstanding as reported by the Transfer Agent;

          (7) Issue daily reports detailing such per share information to such persons (including the Transfer Agent) as directed by the Board; and

          (8) Issue to the Board monthly reports which document the adequacy of the accounting detail necessary to support month-end ledger balances.

     (e) Tax Accounting Services. Thrivent shall provide Trust with the following tax accounting services covered by this Agreement:

          (1) Maintain tax accounting records for the investment portfolio necessary to support IRS tax reporting requirements for regulated investment companies;

          (2)  Maintain tax lot detail for the investment portfolio;

          (3) Calculate taxable gains and losses on sales of portfolio securities using the tax cost basis defined for the particular series;

          (4) Issue reports to the Transfer Agent detailing the taxable components of income and capital gains distributions as necessary to assist such Transfer Agent in issuing reports to shareholders; and

          (5) Provide any other reports relating to tax matters as reasonably requested from time to time by the Board.

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     (f)  Preparation and filing of federal and state tax returns;

     (g)  Internal auditing services;

     (h)  In-house legal services and regulatory compliance services;

     (i)  Oversight of transfer agent function;

     (j) Maintenance and retention of all Trust charter documents and the filing of all documents required to maintain the Trust's status as a Massachusetts Business Trust;

     (k) Arrangement of, and preparation and dissemination of all materials for, meetings of the Trust's Board of Trustees and committees thereof, preparation and retention of all minutes and other records thereof, and preparation of other reports as requested by the Board of Trustees;

     (l) Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the preparation of responses to all inquires by regulatory agencies, the press and the general public concerning the business and affairs of the Trust and the Portfolio, including handling and resolution of any investigations, actions or proceedings initiated against the Trust by any regulatory authority and responses to subpoenas and tax levies;

     (m) Calculation of dividends and capital gains distributions for the Portfolio;

     (n) Preparation of the Portfolio's performance calculations and responding to surveys conducted by third parties (e.g., Lipper, Morningstar, etc.) and reporting of the Portfolio's performance and other portfolio information in response thereto;

     (o) Administration of operating policies of the Trust and recommendations to the Trust's officers and Board of Trustees of modifications to such policies to facilitate the protection of shareholders or the market competitiveness of the Trust and the Portfolio and, to the extent necessary, to comply with new legal or regulatory requirements;

     (p) Monitoring or arranging for the monitoring of legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to the Trust's officers and Board of Trustees as they may reasonably request or as Thrivent believes appropriate; and

     (q) Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to any Portfolio.

     4. Compensation. The Trust agrees to pay Thrivent for the Administrative Services at such rate, not to exceed the rates charged by unaffiliated vendors for comparable Services, as may be approved annually by a majority of the Board (the "Contract Price") (Schedule A). The Contract Price shall be payable monthly within ten (10) days of the date of invoice. The Contract Price shall be adjusted annually by mutual agreement.

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     5. Books and Records. Thrivent agrees to provide reports and records reasonably necessary for the Board of Trustees of the Trust to determine the accuracy of any item of expense charged to the Trust by Thrivent pursuant to this Agreement. Thrivent agrees (a) that all records which it maintains for the Trust are the property of the Trust and shall surrender promptly to the Trust any such records upon written request, and (b) to properly retain all records required to be maintained.

     6. Services Not Exclusive. The services furnished by Thrivent hereunder are not to be deemed exclusive to the Trust and Thrivent shall be free to furnish similar and other services to others.

     7. Audit, Inspection and Visitation. Thrivent shall make available during regular business hours all records and other data created and maintained pursuant to the provisions of this Agreement for the reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

     8. Limitation of Liability of Thrivent and Verification of Information. Thrivent shall not be liable for any error of judgment or mistake of law for any loss suffered by the Trust or the Portfolio in connection with the matters to which this Agreement relates except a loss resulting from negligence on its part or the part of any subsidiary in the performance of service under this Agreement.

     9. Duration and Termination.

          (a) This Agreement shall become effective on the date hereof, provided that it has been approved on behalf of the Portfolio by a majority of the Trustees of the Trust including a majority of the Trust's disinterested Trustees.

          (b) This Agreement shall continue in effect for one year from the above effective date unless sooner terminated as provided herein. Thereafter, this Agreement shall continue for successive periods of twelve months each, provided that such continuance is approved at least annually by a majority of the Trustees of the Trust including a majority of the Trust's disinterested Trustees.

          (c) This Agreement may be terminated on behalf of the Trust at any time, without the payment of any penalty, by vote of a majority of the Trust's Trustees or by vote of a majority of the outstanding voting securities of the terminating Portfolio on sixty days' written notice to Thrivent. Thrivent may terminate this Agreement without the payment of any penalty, on sixty days' written notice to the Trust or the Portfolio. Termination of this Agreement with respect to the Portfolio shall not affect this Agreement's continuation with respect to any then existing non-terminating Portfolio or the Trust.

     10. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by a majority of the Trustees of the Trust including a majority of the Trust's disinterested Trustees, or by a vote of a majority of the outstanding voting securities of the Trust.

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     11. Use of the Names. The Trust shall not use the names of Thrivent (or any affiliate) in any material without prior approval by Thrivent. Thrivent hereby consents to the use of its name which merely refers in accurate terms to its appointment hereunder or which is required by the Securities and Exchange Commission or other regulatory authorities.

     12. Relations With Trust. Subject to and in accordance with the Declaration of Trust and By-Laws of the Trust it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in Thrivent as Trustees, officers, or otherwise, that Trustees, officers, agents and members of Thrivent (or any successors) are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, that Thrivent (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said agreement.

     13. Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them personally, but shall bind only the property of the Trust. The obligations of any Portfolio hereunder shall be the exclusive obligation of the Portfolio and Thrivent can only look to the assets of the Portfolio to satisfy any debt or obligation incurred by the Portfolio hereunder.

     14. Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

     15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     16. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota and any applicable federal law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS        THRIVENT FINANCIAL SECURITIES LENDING
                                        TRUST


By: /s/ Bruce J. Nicholson              By: /s/ Pamela J. Moret
    ---------------------------------       ------------------------------------
       Bruce J. Nicholson, President           Pamela J. Moret
       and Chief Executive Officer             President

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                                   SCHEDULE A

Trust                                         Fee
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Thrivent Financial Securities Lending Trust   $50,000.00

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